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                                                                     EXHIBIT 3.2

            SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            STORAGE DIMENSIONS, INC.
                             A DELAWARE CORPORATION


         Storage Dimensions, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of Delaware (the "Corporation"), does hereby certify as follows:

         FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on November 25, 1992.

         SECOND: This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 and 245 of General corporation Law of the State of Delaware by the Board of Directors of the Corporation.

         THIRD: This Amended and Restated Certificate of Incorporation was approved by written consent of the stockholders of the Corporation pursuant to
Section 228 of the General Corporation Law of the State of Delaware.

         FOURTH: The Certificate of Incorporation of this Corporation is amended and restated in its entirety to read as follows:


                                       "I.

         The name of the Corporation is Storage Dimensions, Inc. (hereinafter sometimes referred to as the "Corporation").


                                       II.

          The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at that address is The Corporation Trust Company.


                                      III.

         The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.


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                                       IV.

         The Corporation is authorized to issue a total of Fifty Million (50,000,000) shares of stock in two classes designated respectively "Series A Preferred Stock" and "Common Stock." The total number of shares of Preferred Stock the Corporation shall have authority to issue is Ten Million (10,000,000) par value one-half of one cent ($.005) per share, and the total number of shares of Common Stock the Corporation shall have authority to issue is Forty Million (40,000,000), par value one-half of one cent ($.005) per share.

         Undesignated shares of Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. For any wholly unissued series of Preferred Stock, the Board of Directors is hereby authorized to fix and alter the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences, the number of shares constituting any such series and the designation thereof, or any of them.

         For any series of Preferred Stock having issued and outstanding shares, the Board of Directors is further authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series when the number of shares of such series was originally fixed by the Board of Directors, but such increase or decrease shall be subject to the limitations and restrictions stated in the resolution of the Board of Directors originally fixing the number of shares of such series, if any. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.


                                       V.

         The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                   1. The business of the Corporation shall be managed by or under the direction of the Board of Directors.

                   2. Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption), by the chairman of the Board, vice-chairman of the Board or president of the Corporation or by the holders of shares entitled to cast not less than 10% of the votes at the meeting.



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                                       VI.

         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders. (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any action from which the director derived an improper personal benefit.

         If the Delaware General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of a director of the Corporation, without any further corporate action on the part of the Corporation, shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

         Any repeal or modification of the foregoing provisions of this Article VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.


                                      VII.

         The number of directors shall be fixed from time to time: (i) by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption); or (ii) by a resolution approved by holders of not less than two-thirds (2/3) of the outstanding shares entitled to vote.


                                      VIII.

         The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for any such adoption, amendment or repeal is presented to the Board). The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation.


                                       IX.

         Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers

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appointed for the Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.


                                       X.

         Stockholders of the Corporation may not take action by written consent in lieu of a meeting but must take any such action at a duly called annual or special meeting.


                                       XI.

         Any (i) merger or combination between the Corporation and any entity or person owning, directly or indirectly, fifteen percent (15%) or more of the Corporation's shares (an "Interested Purchaser"), and (ii) any sale by the Corporation of all or substantially all of the assets of the Corporation to an Interested Purchaser (a transaction of the type described in clauses (i) and (ii) is referred to as a "Transaction") will require the affirmative vote of at least two-thirds (2/3) of the combined voting power of all of the then-outstanding shares of the Corporation entitled to vote, unless either: (A) the Transaction is approved by two-thirds (2/3) of the members of the Board of Directors; or (B) as a result of the Transaction all holders of then-outstanding shares of the Corporation (other than the Interested Purchaser) receive as a result of the Transaction consideration in an amount at least equal to the highest price paid by the Interested Purchaser for any shares of the Corporation acquired by such Interested Purchaser during the thirty-six month period preceding the date of any offer or proposal to effect a Transaction. In order to satisfy the condition set forth in clause (B), the consideration paid to stockholders as a result of the Transaction must be paid in the same form (or in the same proportions in the case where consideration was of more than one type) used to acquire the shares acquired prior to the Transaction, and, where more than one type of consideration is involved, each stockholder must receive a pro rata portion of each type of consideration is involved.


                                      XII.

         Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of the capital stock required by law or this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds (2/3) of the combined voting power of all of the then-outstanding shares of the Corporation entitled to vote shall be required to alter, amend or repeal Articles VII, VIII, X, XI or XII or any provision thereof.


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                                      XIII.

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and by this Amended and Restated Certificate of Incorporation and all rights conferred upon stockholders herein are granted subject to this reservation."



           IN WITNESS WHEREOF, the undersigned, David A. Eeg and Gene E. Bowles, Jr. have signed this Amended and Restated Certificate of Incorporation as President and Secretary, respectively, of said Storage Dimensions, Inc. this ___ day of ________________________, 1997.



                                                  _____________________________
                                                  David A. Eeg, President



                                                  _____________________________
                                                  Gene E. Bowles, Jr., Secretary

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